UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DIVIDEND CAPITAL TRUST INC.

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ADDITIONAL INFORMATION

The following does not constitute an offer of any securities for sale. Dividend Capital Trust has filed a preliminary proxy statement with the Securities and Exchange Commission, and will file will a definitive proxy statement and other materials with the SEC, relating to its upcoming stockholders’ meeting. At the stockholders’ meeting, stockholders will be asked to approve, among other proposals, a proposal relating to Dividend Capital Trust’s proposed internalization of its external management advisor, Dividend Capital Advisors. Investors and security holders are urged to read the preliminary proxy statement, and the definitive proxy statement and these other materials when they become available, because they will contain important information about Dividend Capital Trust, the stockholders’ meeting, the proposed internalization and other proposals. Investors and security holders may obtain free copies of the preliminary proxy statement, and the definitive proxy statement and other documents when filed with the SEC, containing information about Dividend Capital Trust, at the SEC’s website at www.sec.gov. The preliminary proxy statement, and the definitive proxy statement and Dividend Capital Trust’s other SEC filings are also available on Dividend Capital Trust’s web site at www.dividendcapitaltrust.com, and may also be obtained free of charge from Dividend Capital Trust by directing such request in writing to: Dividend Capital Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202, Attention: Investor Relations. Investors and security holders are urged to read the preliminary proxy statement, and the definitive proxy statement and other relevant material when they become available, before making any voting or investment decisions with respect to the proposed internalization.

PARTICIPANTS IN THE SOLICITATION

Dividend Capital Trust and its executive officers and directors and Dividend Capital Advisors and its affiliates may be deemed, under SEC rules, to be participants in the solicitation of proxies from Dividend Capital Trust’s stockholders with respect to the stockholders’ meeting, the proposed internalization and the other proposals. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the preliminary proxy statement, which was filed with the SEC on August 14, 2006, and will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the stockholders’ meeting, the proposed internalization and the other proposals.

Conference Call Transcript

Dividend Capital Trust Inc.

Event Date: August 21, 2006

Event Time: 3:15 pm CT

List of Dividend Capital Trust Inc. Participants

Thomas G. Wattles – Chairman and Director

Evan H. Zucker – Chief Executive Officer, President, Secretary and Director

Rob Sistek – Vice President

List of Conference Call Participants

Derrick Warner

Bruce Robson

Brad Huffman

Presentation:

DIVIDEND CAPITAL

Moderator: Rob Sistek

August 21, 2006

3:15 pm CT

Operator:	Good afternoon. My name is (Maleka) and I will be your conference operator today. At this time I would like to welcome everyone to the Dividend Capital Trust Second Quarter 2006 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

I would now like to turn the call over to Evan Sistek [sic], Vice President of Dividend Capital Trust. Please go ahead sir.

Rob Sistek:	Thank you (Maleka). Good afternoon everyone. My name is Rob Sistek, Vice President of Dividend Capital Trust. I want to thank you for joining us today to discuss the progress and future direction of Dividend Capital Trust.

Joining me today from DCT’s management team are Tom Wattles, Chairman and Evan Zucker, President and Chief Executive Officer. Charlie Murray, President of Dividend Capital Securities is joining as well to address any questions from financial advisors on behalf of their clients with respect to previously issued shares.

This afternoon we are first going to hear from Tom who will provide a brief overview of the items to be covered on today’s public conference call.

After our management team’s discussions, we will open the call up to questions. It is important to remember however, that Dividend Capital Trust is a public company and as such we are restricted from deviating from publicly disclosed information.

Also please keep in mind that statements made during this call that are not historical fact may be deemed forward-looking statements within the construct of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Although Dividend Capital believes that any forward-looking statements are based on reasonable assumptions, the company can give no assurance that the expectations can be obtained.

Please review the forward-looking statement notice in our Form 10K. In addition, more information about DCT’s quarterly performance can be found in our Form 10Q available at dividendcapitaltrust.com.

Further, certain aspects of this call specifically those items related to our preliminary proxy statement which was filed with the SEC on August 14, 2006 may be deemed as solicitation under the Federal Securities Law. As a result, the introduction to our call will be a little longer than usual as we are required to read you the following information before proceeding. We ask that you please listen carefully.

The following does not constitute an offer of any securities for sale. Dividend Capital Trust has filed a preliminary proxy statement with the Securities & Exchange Commission and will file a definitive proxy statement and other materials with the SEC relating to its upcoming stockholders meeting.

At the stockholder’s meeting, the stockholders will be asked to approve among other proposals, a proposal relating to Dividend Capital Trust’s proposed internalization of its external management advisor, Dividend Capital Advisors.

Investors and security holders are urged to read the preliminary proxy statement and the definitive proxy statement and other materials when they become available because they will contain important information about Dividend Capital Trust, the stockholder’s meeting, the proposed internalization and other proposals.

Investors and security holders may obtain free copies of the preliminary proxy statement and the definitive proxy statement and other documents when filed with the SEC containing information about Dividend Capital Trust at the SEC’s Web site at www.sec.gov.

The preliminary proxy statement, the definitive proxy statement once available and Dividend Capital Trust’s other SEC filings are also available either on or via a link from Dividend Capital Trust’s Web site at www.dividendcapitaltrust.com and may also be obtained free of charge from Dividend Capital Trust by directing such request in writing to Dividend Capital Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado, 80202, Attention Investor Relations.

Investors and security holders are urged to read the preliminary proxy statement the definitive proxy statement and other relevant material when they become available before making any voting or investment decisions with respect to the proposed internalization.

Dividend Capital Trust and its executive officers and directors and Dividend Capital Advisors and affiliates may be deemed under SEC rules to be participants in the solicitation of proxies from Dividend Capital Trust stockholders with respect to the stockholder’s meeting, the proposed internalization and the other proposals.

Detailed information regarding the identity of potential participants and their direct or indirect interest by security holdings or otherwise are set forth in the preliminary proxy statement which was filed with the SEC on August 14, 2006 and will be set forth in the definitive proxy statements and other materials to be filed with the SEC in connection with the stockholder’s meeting and proposed internalization and other proposals.

At this point I would like to turn it over to Tom.

Tom Wattles:	Rob, thank you. And consistent with the theme in terms of the length of Rob’s introduction, Evan and my comments today are going to be a bit more scripted in the past. Obviously we look forward to the Q&A sessions to answer questions that you may have to the extent that we can.

Our call today will focus on three areas. First, as always, we’ll review the quarter and the year to date results. Second, an update on management and certain recent changes.

As many of you know now, we announced last week that Phil Hawkins is joining DCT as Chief Executive Officer. Also joining the board contingent on the internalization. More on his background later. But the entire board — Evan and myself are frankly thrilled and excited to have someone of Phil’s caliber joining the team.

Third and perhaps the reason that we have a few more people on the call than normal, consistent with our press release and SEC filing of the draft proxy is a discussion of the proposed internalization of the advisor.

I’d now like to turn it over Evan to look at or comment on the financial results for the quarter and the six months year to date. Evan?

Evan Zucker:	Thanks Tom. For the quarter, DCT’s funds from operations were $25.2 million as compared to $14.9 million in the second quarter of 2005.

On a per share basis, we achieved 17 cents of FFO for the second quarter of 2006 versus 17 cents for the same quarter last year and 31 cents for the first six months of 2006 versus 30 cents for the same period last year.

Notably, the company reported a $4.1 million gain in the second quarter this year contributing to FFO from the completion for Johnson & Johnson of a 330,000 square foot expansion in Memphis and in subsequent contributions of DCT Fund 1 in which we owned a 20% interest.

The total profit to DCT was 5.1 million or over $15 per square foot based on our investment.

From a balance sheet perspective, our leverage increased from 27% total assets at year end to approximately 41% of total assets as of June 30th. And this is consistent with our decision to start raising equity capital this past January.

The company today nonetheless has over $625 million of additional capacity or dry powder for acquisitions and developments without raising any additional equity given our current 50% leverage restrictions. Tom?

Tom Wattles:	Thank you. Let me comment on investment results, but first of all make a few comments about the overall investment climate or market for industrial real estate.

I can assure you that the market remains very competitive for quality distribution assets throughout our target markets, especially the Northeast Southern California and South Florida. And we don’t see any change in the demand for quality distribution real estate given the recent pull back in the ten year treasury from roughly the 530 level to 485 where it was trading this morning.

Given the critical mass of the company in terms of assets, market presence and success with respect to key new business initiatives which we’ve talked about on prior calls, we are being very selective on acquisition transactions and remain selective and we are spending considerable time or Jim Cochran’s investment team is, identifying and working on attractive development transactions that are higher yielding and more accretive to our bottom line results.

Looking at the second quarter, we completed $780 million worth of acquisitions. And the primary driver of that achievement was a $500 million portfolio called Cal TIA, 7.9 million square feet in seven markets and included assets in two of the most challenging investment markets, Miami and the San Francisco Bay area.

If you take a harder look at that 7.8 [sic] million square feet, several important characteristics emerge. Number one, airport focus. And we continue to work hard in owning strategically located assets near major airports with significant international travel that drives demand for logistic providers at the airport.

Four hundred thousand feet in Miami, close to the airport. And almost 800,000 feet in Brisbane next to the San Francisco International Airport SFO as well excellently located airport assets in addition in Dallas, et cetera, et cetera.

On the development front, let me just highlight one transaction. We’ve completed a joint venture agreement with one of DCT’s closest merchant builder or developer relationships in the Inland empire in Southern California to build approximately 900,000 square feet in two phases.

Building a presence in that dynamic market continues to remain a key objective of the firm.

Let me now comment briefly on property operations. Leasing activity was good for the quarter and is picking up again after the summer lull. Occupancy at quarter end, 92.1%, 92.6% including the assets we contributed to DCT Fund 1.

Rent growth for the same store portfolio for the quarter averaged 4.7% across 47 transactions. However, if you look at the entire portfolio the DCT has, rent growth for the year per six months has averaged 9.1% which reflects not only the investments we’ve purchased, but strengthening industrial markets generally throughout the United States. And the operations team is now responsible for over 57 million square feet.

We did however, report negative same store sales growth for the first time at the net operating income level for both the three and six month periods in our press release. And that negative performance took place on approximately 17 million square feet of space that in essence we owned for the same period 12 months ago three and or six months.

For the first six months, our cash net operating income on the same store portfolio fell short of the 2005 first six months results by approximately $600,000. Just to give you a sense as to how these numbers can move around quarter to quarter, a southern California tenant or customer underwritten to vacate at the term of its lease Trigem, caused 448,000 of the $600,000 shortfall.

That space has been released at terms equal to what Trigem was paying and ahead of schedule and therefore will reenter the same store sales pool fully contributing in the third quarter.

A second transaction, a building in Atlanta created a $380,000 shortfall in the same store sales pool versus the income generated from that asset in 2005. You may remember that a year ago we commented in our results that we had received a $3.7 million termination fee. That was due to terminating Ciena’s lease.

Overall, I can assure you that operations year to date are ahead of plan. And as we also mentioned in our recent press release, almost 250,000 square feet of additional leasing has taken place since quarter end in our same store sales portfolio. In fact, I got a call this afternoon and that number is not 250. It’s now 450,000 square feet.

In sum, steady progress is being made in achieving our operating goals in 2006. Now let me turn my comments to management and some recent changes.

First, Evan, my partner, who has played an instrumental role since inception, will step down as Chief Executive Officer, President and Director. And my partner Jimmy Mulvihill will step down as Chief Financial Officer, but will remain on the board of directors.

As I mentioned earlier, Phil Hawkins will become the Chief Executive Officer. And Jim Cochran, our Chief Investment Officer will also become President of the company when the internalization is completed.

I’m remaining as Chairman and will remain actively involved in the company going forward. A few words about Phil. Phil was formerly President and Chief Operating Officer of CarrAmerica. As many of you know, a publicly listed national office REIT which was recently acquired by a private equity group for $5.6 billion.

Phil was responsible for overseeing investment including development, property operations and leasing, corporate finance and accounting activities as well as human resources and directly or indirectly lead an organization with over 600 employees.

I called Phil directly and I’ve known Phil for over 25 years, once the company began seriously studying internalization to see if he was interested in joining DCT. And frankly the acquisition of CarrAmerica by the private equity group has made this possible.

Phil has already begun work in a consulting capacity and it’s great to have him on board.

Jim, as you know, has played a key role in our investment area. And his promotion to president is a clear reflection on the critical role he plays in the company today and greater responsibilities in the company as we move forward.

For me, I will be less involved in the day to day management which will allow me frankly to spend more time on growth initiatives and key relationships that in our collective view can help the firm grow looking forward.

Let’s now turn to the third topic, internalization.

Evan is going to go through the details. But let me provide you some background. And as you know, this transaction is subject to shareholder approval.

Why internalize? First and foremost, we believe that DCT, today the fourth largest industrial REIT in the United States has achieved sufficient scale or critical mass to consider such a transaction.

As important, the management team has made significant progress in executing a value-added business plan which includes development, institutional funds management and meeting customer or tenant expansion needs like the J&J transaction discussed earlier.

Additionally, more closely aligning management with the company’s and goals and objectives therefore, through internalization now becomes possible.

In addition, the company we believe the transaction will be accretive over time to our net income and funds from operations per share as Evan will describe in more detail.

Also important is that internalization of the advisor is a key step towards listing the enterprise. Ninety-six percent or 96 of the largest 100 listed equity REITs based on market capitalization have internalized management today.

While listing is a key goal for the company, we believe internalizing today makes sense even if the current equity markets or REIT market pulls back for some period of time.

Evan?

Evan Zucker:	Thanks Tom. Let me give you a brief overview of the process which led our board to recommend that shareholders vote in favor of the transaction described in great detail in our proxy.

Going back to earlier this year during the first quarter, management met with several investment banks and began to explore the internalization option as a key first step to achieving liquidity for our shareholders.

In late February, the board met at our regularly quarterly meeting. I believe it was February 28th and received a complete presentation by an investment bank covering all the steps necessary to achieve liquidity including a careful comparison of our listed industrial REIT competitors.

At that time the board decided to move forward and in April formed a special committee which consisted of all four of our independent directors. And the committee was charged to study and evaluate any internalization proposal that the advisor might make and if warranted, to proceed to negotiated on behalf of the company, all the terms of the contribution agreement.

This special committee retained Hogan and Hartson and Clifford Chance as legal counsel and also after interviewing several investment banks, selected Bank of America Securities to assist the committee in evaluating all options including internalization and subsequently in negotiating and structuring a transaction if the committee decided to proceed.

After an extended period of time, almost four months consisting of many, many meeting sand substantial negotiations, the company and the parent of the advisor signed a contribution agreement and related agreements on July 21st.

And the contribution agreement and related agreements call for the advisor parent to contribute its entire interest in the advisor, the dividend capital operating partnership for the consideration and in connection with the key terms that I will now describe.

First, price. The consideration for the internalization is to be 15,111,111 operating partnership units in DCOP, Dividend Capital Operating Partnership at an agreed upon total value of $170 million. The 15.1 million operating partnership units represent approximately a 9% ownership position for the advisor parent if the internalization is approved.

Effectively, the special units’ value that’s owned by the advisor is being contributed as well and is included in the $170 million number.

The price is accretive to existing shareholders in two important ways. First, the company believes that the proposed transaction will be accretive over time to our net income and FFO per share because the reduction in our operating costs resulting from the elimination of the advisory and other fees we would otherwise continue to pay to the advisor will more than offset the dilutive impact of additional OP units being issued and the direct employee and related expenses the company will incur.

Second, looked at a little bit differently, over the 12 months prior to March 31st, 2006, the advisor received fees net of expenses equal to approximately $14.2 million. Had the advisor instead received dividends on the 15.1 million OP units over the same period, the amount would have been approximately $9.7 million which represents a fairly substantial savings.

Second key term, lock up of units. Please keep in mind that the consideration was structured to exclusively be in the form of units, i.e. no cash in order to best align the interests of all parties. All the units received by the advisor parent will accordingly be locked up pursuant to a pledge in favor of the company for 15 months.

And there’ll be phased reductions and lock up amount extending for a total of 36 months meaning that portions may be released at the end of 15 months and portions will remain in place and be phased out over the ensuing 21 months.

Number three, management contracts. In order to ensure continuity to lock in key members of our membership team and to align their interest with ours, the company’s entered into management contracts with Tom Wattles, Jim Cochran, Mike Ruen, Matt Murphy. Daryl Mechem and as Tom just described, Phil Hawkins, each agreement of which will take effect upon the internalization and each with the exception of Matt Murphy’s agreement, to be for a term of three years.

The proxy also asks shareholders to vote on several other items not directly related to the internalization. I’ll describe them. Number 1, to elect a proposed slate of directors for a one year term. Number two, to approve long term compensation and incentive plans for management consistent with the plans in place with DCT’s major REIT competitors will hopefully enable us to attract, retain and appropriately incent key members of management.

Number three, to approve two sets of charter amendments. The first would take effect upon the internalization. And the second would take place only in the event of a potential future listing of the company.

And finally, we need shareholder approval to change our name to DCT Industrial Trust to better reflect the business of the company, but also to stay connected to our current constituencies who know us in the marketplace as DCT.

At this point we will now open the call up for questions. Tom and I would appreciate it if individuals could limit themselves to no more than two consecutive questions before placing themselves back into the queue again.

I know that we’ve covered a lot on this call. There may be some questions that we cannot answer. But we will do our best.

And finally, I’d like to just add that we highly recommend that you read the proxy carefully once you receive it. Thank you.

Tom Wattles:	So if we could open it up for Q&A please.

Operator:	If you would like to ask a question at this time, simply press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

There are no questions. I’m sorry, your first question comes from (Derrick Warner).

Hello.

Evan Zucker:	Hi.

(Derrick Warner):	Hi. Quick question. I know that the internalization of the management was a key step for a public offering. What are some of the other steps that need to be taken between now and then? And a second question, kind of a follow-up question, for several of the properties that are owned by tenant in common owners, kind of the tail end of the properties, if they don’t make that window before a public offering, is there any other possibilities of that call window being advanced or any other potential options there?

Evan Zucker:	Tom, why don’t I grab that.

Tom Wattles:	Let me comment on the first and Evan, you can comment on the second.

Evan Zucker:	Okay.

Tom Wattles:	In terms of key steps — this is Tom Wattles…

(Derrick Warner):	Hey Tom.

Tom Wattles:	Other than getting the company listed with respect to items under our control, it’s very simple — execute as flawlessly as we can, the business plan that we have for the company.

And so the best thing we can do as a management team is keep our heads down, get our vacant space leased, find attractive development and investment opportunities and build certain aspects of our business like institutional capital management which is very accretive to shareholder returns.

In sum, not focus on looking at the Wall Street Journal everyday. Focus on executing the plan. Evan?

Evan Zucker:	Regarding DCX investors, let’s just break them down into two groups. For those who already own OP units and Dividend Capital Operating Partnership, the proposed internalization transaction and in fact, any listings will essentially have no effect. They will - those investors will remain in the same position economically effectively as any common equity shareholder.

For DCX investors who own tenancy in common interests and have not yet been converted to operating partnership units, until such time as the internalization occurs, there will be no change.

Upon the closing of the internalization should that be approved by shareholders, we - the fair market value of Dividend Capital Trust OP units will change from the present $10.50 to $11.25 which is the per unit value contemplated if you take $170 million and divide it by 15.1 million units you get that number.

And then following that, should there be a listing after the listing occurs, there’s a different mechanism that allows for calculation of the fair market value of Dividend Capital Trust shares. But we’re sort of taking a look at that and seeing how that timing would work and how that might affect certain DCX investors and you’ll probably be hearing more about that.

(Derrick Warner):	Okay.

Operator:	As a reminder, to ask a question, press star 1 on your telephone keypad. Your next question comes from Bruce Robson.

Bruce Robson:	Yes, hello. You said that your rent growth has averaged 9.1%. Can you talk more about what that is and what that means?

And then also, what is your current - what is the current dividend? And so when you talk about your funds from operations, are we confident that the dividend is being completely covered?

Tom Wattles:	Bruce let me - this is Tom Wattles. Let me address those questions. Number one, rent growth of 9.1% average for the first six months simply says that for leases that have been renewed or new leases in previously occupied space, the average cash growth new lease compared to old lease is 9.1%.

So therefore, while accounting causes you to straight line and make a number of other adjustments, we’ve focused on cash to cash rent growth. And only that rent growth over time is a key driver of enhanced property performance and hopefully increasing value of the overall portfolio.

Now our dividend is 16 cents a quarter — 64 cents annually, 31 cents year to date, 17 cents in the second quarter. And so in the second quarter, we have covered our dividend looking at it in terms of fund from operations per share relative to what we are paying quarterly to shareholders.

Bruce Robson:	Can I have a follow-up question? Hello?

Tom Wattles:	Yes.

Bruce Robson:	And so does that constitute a trend, a good trend? Obviously the second quarter was more than enough, but year to date’s not quite. So can we read something into that?

Tom Wattles:	Let me - we have previously issued guidance for the year between 62 cents and 70 cents per share.

Bruce Robson:	Okay.

Tom Wattles:	We’re comfortable with that guidance and but believe it’s too early frankly to narrow the range. But if we have any update to that guidance that we decide to communicate, we’ll communicate it as we have previous guidance through a press release.

Bruce Robson:	Thank you.

Operator:	There are no further questions at this time. I’m sorry, you do have a question from Brad Huffman.

Brad Huffman:	Just a quick question administratively I guess. Two things. One is when are the proxies going out? When should we expect us and our clients to receive that?

And then two, when do those need to be addressed?

Evan Zucker:	Brad, this is Evan Zucker. The - our preliminary proxy was filed as you know, on August 14 with the SEC. And we’ve not yet heard back whether the SEC intends to do a full review, a limited review or no review of the proxy. But in any case, once that process is complete and we’ve addressed any questions, concerns, et cetera, that the SEC has, we’ll then move to a definitive proxy which will be mailed out to all of our shareholders.

It’s hard for us to say because we have not heard any word yet, so we just don’t know about the timing of exactly when that will be mailed, but it will be expeditiously upon finalization of the SEC process.

And in the proxy or in connection with those materials, we’ll have a shareholder meeting date set again, depending on how much longer it takes to get it done, that’ll determine when the date is and there’ll be instructions in there for people to vote and to know where the meeting is if they’d like to attend, et cetera.

Brad Huffman:	Okay, will we get a notice ahead of it going out to the clients, shareholders?

Evan Zucker:	I - probably concurrently. It’ll take a couple days for the mail to hit.

Brad Huffman:	Okay.

Evan Zucker:	So I think probably when we mail, my best guess would be we can let everybody know that we - today we’re mailing or we’ve mailed. And you should therefore know about it before people receive it.

Brad Huffman:	Sounds good — appreciate it.

Evan Zucker:	Okay, thanks.

Operator:	Please press star 1 on your telephone keypad to ask a question.

There are no further questions at this time.

Tom Wattles:	This is Tom Wattles. I’d like to thank all of you for your participation today. And we look forward to continued communications in the future. And as we move this company forward. Thank you very much.

Evan Zucker:	Thank you.

Operator:	This concludes today’s conference. You may now disconnect.

END